Exhibit 4.1

PricewaterhouseCoopers LLP
Chartered Accountants
PricewaterhouseCoopers Place
250 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 3S7
Telephone +1 604 806 7000
Facsimile +1 604 806 7806

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-8 of Eldorado Gold Corporation (the “Company”) of our report dated March 27, 2008 relating to the financial statements and the effectiveness of the Company’s internal control over financial reporting, which appears in the Annual Report of the Company on Form 40-F for the year ended December 31, 2007.

(signed) PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia,

Canada May 9, 2008

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.